                                  EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES
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


                                                   Three months ended      Nine months ended
                                                        February               February
--------------------------------------------------------------------------------------------
In thousands except per share                         1997       1996       1997      1996
--------------------------------------------------------------------------------------------

AVERAGE SHARES OUTSTANDING
 Primary
  Average shares outstanding                          21,337    22,127     21,923   22,089
  Stock options and other equivalents -
   treasury stock method using
   average market prices                                 510       673        612      594
                                                     -------   -------    -------  -------
                                TOTAL                 21,847    22,800     22,535   22,683
                                                     =======   =======    =======  =======

 Fully diluted
  Average common shares outstanding                   21,337    22,127     21,923   22,089
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                              590       752        623      675
                                                     -------   -------    -------  -------
                                TOTAL                 21,927    22,879     22,546   22,764
                                                     =======   =======    =======  =======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary
  Net income                                         $10,126   $16,004    $47,913  $54,587
  Adjustments
    Dividend on preferred stock                           --        (7)        --      (22)
    Contingent price amortization                         58        58        174      174
                                                     -------   -------    -------  -------
                                TOTAL                $10,184   $16,055    $48,087  $54,739
                                                     =======   =======    =======  =======

 Fully diluted
  Net income                                         $10,126   $16,004    $47,913  $54,587
  Adjustments
    Dividend on preferred stock                           --        (7)        --      (22)
    Contingent price amortization                         58        58        174      174
                                                     -------   -------    -------  -------
                                TOTAL                $10,184   $16,055    $48,087  $54,739
                                                     =======   =======    =======  =======

PER SHARE
 Primary
  Net income per common share
    and common equivalent share                      $   .47   $   .70    $  2.13  $  2.41
                                                     =======   =======    =======  =======

 Fully diluted
  Net income per common share and
    dilutive common equivalent share                 $   .47   $   .70    $  2.13  $  2.40
                                                     =======   =======    =======  =======
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